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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549




                                   FORM 8-K(A)




                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934



                          Date of Report: April 7, 1997



                           JACOR COMMUNICATIONS, INC.



                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


       0-12404                                            31-0978313
(Commission File No.)                         (IRS Employer Identification No.)



                          50 East RiverCenter Boulevard
                                   12th Floor
                               Covington, KY 41017

                                 (606) 655-2267
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Item 2.   Acquisition or Disposition of Assets

     On June 12, 1997, Jacor Communications, Inc. (the "Company"), Jacor Communications Company ("JCC"), a wholly-owned subsidiary of the Company, and PRN Holding Acquisition Corp. ("Buyer"), a wholly-owned subsidiary of JCC, completed the acquisition of Premiere Radio Networks, Inc. ( "Premiere") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 7, 1997. Such acquisition was previously announced by Jacor in April 1997 and the terms and conditions of the proposed merger of the Buyer with and into Premiere (the "Merger") were fully described in the Company's Forms 8-K and 8-K/A filed with the Securities and Exchange Commission on April 8, 1997 and May 2, 1997, respectively, and in the Company's S-4 Registration Statement, File No.333-26125.

     Premiere is the surviving company in the Merger and, as a result of the Merger, became a subsidiary of the Company. Premiere is a leading independent creator, producer and distributor of comedy, entertainment, music radio programs, research and other services. Premiere produces 52 syndicated programs and services, and has over 6,300 contracts with more than 4,000 affiliate radio stations to broadcast Premiere's programming and to use Premiere's services. Premiere distributes its programs and services in exchange for commercial broadcast time.

     In the Merger between the Buyer and Premiere each share of Premiere capital stock was converted into $13.50 in cash (the "Cash Consideration") and 0.13778841 of a share of the Company's Common Stock (the "Stock Consideration," and together with Cash Consideration, the "Merger
Consideration"), for a total value as of the acquisition date of about $18.75 per Premiere share.

     The total Merger Consideration paid by the Company, including payment for certain Premiere warrants and stock options aggregates approximately $189.8 million inclusive of the amounts paid to the Archon shareholders as discussed in the following paragraph. Of such amount, approximately $138.8 million was paid in cash and the remainder was paid in 1,416,886 shares of the Company's Common Stock and 303,000 shares of the Company's Common Stock reserved for issuance pursuant to option agreements with certain members of Premiere's management. The total net consideration paid by the Company, net of Premiere's cash on hand and excess working capital acquired by the Company in the Merger, is approximately $169.0 million.

       In order to facilitate the Merger, immediately prior to the closing of the Merger JCC also purchased all of the outstanding shares of common stock of Archon Communications, Inc. ("Archon"), the largest shareholder of Premiere capital stock prior to the Merger. Archon's principal business activity was the ownership of Premiere common stock, Premiere Class A common stock and options and warrants to acquire Premiere common stock, and the provision of strategic consulting services to Premiere. Accordingly, for their shares in Archon, the Archon shareholders received an amount of cash and the Company's Common Stock calculated in the same manner as the Merger Consideration received by the other Premiere stockholders, plus cash equal to Archon's cash on hand (net of Archon liabilities) upon closing.

                                       2
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Item 5.   Other Events

     As previously reported, the Company acquired the assets of NSN Network Services, a leading provider of satellite and network services for the radio broadcasting industry. The purchase price for such assets was $11.0 million, of which $1.65 million was paid in Jacor common stock.

     On June 19, 1997, the Company announced that it would exchange its four Kansas City radio stations to American Radio Systems for six Dayton, Ohio radio stations. The Company anticipates that the transaction will be treated as a like-kind exchange for tax purposes. No cash is expected to be paid to either party in connection with the exchange.

Item 7.   Financial Statements and Exhibits

     All financial statements required to be filed by the Company with the Securities and Exchange Commission in connection with the Merger have been previously filed pursuant to the Company's Form 8-K/A dated May 2, 1997 and the Company's Form S-4 Registration Statement, File No. 333-26125.

(c)  Exhibits

2.1 Agreement and Plan of Merger dated as of April 7, 1997 among Jacor Communications, Inc. (the "Company"), Jacor Communications Company ("JCC"), PRN Holding Acquisition Corp. ("Buyer"), and Premiere Radio Networks, Inc. (omitting schedules and exhibits not deemed material).*

2.2 Shareholders' Agreement dated as of April 7, 1997 by and among the Company, JCC, Archon Communications, Inc. ("Archon"), the stockholders of Archon and certain shareholders of Premiere (omitting schedules and exhibits not deemed material).*

2.3 Stock Purchase Agreement dated as of April 7, 1997 among the Company, JCC, Archon Communications Partners LLC and News America Holdings Incorporated (omitting schedules and exhibits not deemed material).*

99.1 Press Release dated April 7, 1997 (relating to Premiere).*

99.2 Press Release dated April 7, 1997 (relating to NSN Network Services).*

99.3 Press Release dated June 12, 1997 (relating to the Premiere Merger).



*   Previously filed

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   JACOR COMMUNICATIONS, INC.


June 26, 1997                  By: /s/ R. Christopher Weber
                                   -------------------------------------------
                                   R. Christopher Weber, Senior Vice President
                                   and Chief Financial Officer